The information in this preliminary pricing supplement is not complete and may be changed.   This preliminary pricing supplement and the accompanying prospectus, prospectus supplement, and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated May 9, 2017

Preliminary Pricing Supplement (To the Prospectus dated July 18, 2016, the Prospectus Supplement dated July 18, 2016 and the Index Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-212571

$[•] Buffered AutoCallable Notes due November 15, 2018 Linked to the Least Performing Reference Asset of the Russell 2000® Index and the iShares® MSCI EAFE ETF Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	May 9, 2017
Issue Date:	May 12, 2017
Final Valuation Date:*	November 9, 2018
Maturity Date:*	November 15, 2018
Reference Assets:	The Russell 2000® Index (the “Russell 2000 Index”) and the iShares® MSCI EAFE ETF (the “EAFE ETF”), as noted in the following table:

Reference Asset	Bloomberg Ticker	Initial Level
Russell 2000 Index	RTY <Index>	1,391.64
EAFE ETF	EFA UP <Equity>	$65.10

The Russell 2000 Index and the EAFE ETF are each referred to in this preliminary pricing supplement as a “Reference Asset” and collectively as the “Reference Assets”
Call Valuation Dates:*	November 8, 2017, May 8, 2018 and the Final Valuation Date
Call Settlement Date:	The fifth business day following the Call Valuation Date on which an Automatic Call occurs, provided that the Call Settlement Date with respect to the Final Valuation Date will be the Maturity Date
Automatic Call:

If, on any Call Valuation Date, the Closing Level of each Reference Asset is equal to or greater than its respective Initial Level, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable Redemption Price payable on the Call Settlement Date. No further amounts will be payable on the Notes after the Call Settlement Date.

Payment at Maturity:

If the Notes are not automatically called, and if you hold your Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount that you hold determined as follows:

▪                  If the Reference Asset Return of the Least Performing Reference Asset is less than 0.00% but equal to or greater than -20.00%, you will receive a payment of $1,000 per $1,000 principal amount Note

▪                  If the Reference Asset Return of the Least Performing Reference Asset is less than -20.00%, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (Reference Asset Return of Least Performing Reference Asset + Buffer Percentage) x Downside Leverage Factor]

If your Notes are not automatically called, and if the Reference Asset Return of the Least Performing Reference Asset is less than -20.00%, you will lose 1.25% of the principal amount of your Notes for each 1% that the Reference Asset Return of the Least Performing Reference Asset falls below -20.00%. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including any payment upon an Automatic Call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness or the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.  See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this preliminary pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PPS-1 of this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.20%	99.80%
Total	$[•]	$[•]	$[•]	$[•]

(1)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $960.00 and $989.50 per Note.  The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-2 of this preliminary pricing supplement.

(2)          Barclays Capital Inc. will receive commissions from the Issuer of up to 0.20% of the principal amount of the notes, or up to $2.00 per $1,000 principal amount, and will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

In addition, investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-7 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Redemption Price:	For every $1,000 principal amount Note, an amount equal to $1,000 plus a call premium calculated as follows:

Call Valuation Date on which Automatic Call Occurs	Call Premium (per $1,000 principal amount Note)
First	$52.00 (5.20% of the principal amount per Note)
Second	$104.00 (10.40% of the principal amount per Note)
Third (Final Valuation Date)	$156.00 (15.60% of the principal amount per Note)

Buffer Percentage:	20.00%
Downside Leverage Factor:	1.25
Initial Level:**	With respect to a Reference Asset, the Closing Level on May 8, 2017, as set forth in the table above
Final Level:	With respect to a Reference Asset, the Closing Level on the Final Valuation Date
Reference Asset Return:	With respect to a Reference Asset, the performance of such Reference Asset from its Initial Level to its Final Level, calculated as follows: Final Level – Initial Level Initial Level
Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above
Closing Level:

With respect to a Reference Asset, on any date, the official closing price or level of that Reference Asset published at the regular weekday close of trading on that day as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable (rounded to two decimal places, if applicable)

Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741VVE9 / US06741VVE90

*                  Subject to postponement, as described under “Additional Terms of the Notes” in this preliminary pricing supplement

**            For the avoidance of doubt, the Initial Level for each Reference Asset is equal to the Closing Level of such Reference Asset on May 8, 2017. The Initial Levels are not based on the price or level of either Reference Asset at any time on the Initial Valuation Date. The Initial Valuation Date, as used in this preliminary pricing supplement, refers to the date on which the Notes will be initially priced for sale to the public.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this preliminary pricing supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

•                  Prospectus Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•                  Index Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257.  As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this preliminary pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

PPS-1

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-7 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS-2

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                 You do not seek an investment that provides for periodic interest or coupon payments or other sources of current income

•                 You understand and accept the risks that (a) you will earn a positive return only if the Notes are automatically called and (b) if they are, your return will be limited to the applicable call premium

•                 You understand and accept the risk that, if the Reference Asset Return of at least one Reference Asset is less than -20.00%, you will lose some or all of the principal amount of your Notes

•                 You are willing to accept the risks associated with an investment linked to the performance of the Reference Assets

•                 You understand and accept the risk that the payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset

•                 You are willing to accept the risk that the Notes may be automatically called prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

•                 You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to maturity if the Notes are not automatically called

•                 You are willing to assume our credit risk for all payments on the Notes

•                 You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•                 You seek an investment that provides for periodic interest or coupon payments or other sources of current income

•                 You seek an investment that provides for the full repayment of principal at maturity and you are unwilling to accept the risk that you may lose some or all of the principal amount of your Notes

•                 You seek uncapped exposure to any positive performance of the Reference Assets

•                 You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets

•                 You are unwilling or unable to accept the risk that negative performance of only one Reference Asset may cause you to earn no positive return or suffer a loss of principal at maturity, regardless of the performance of the other Reference Asset

•                 You are unwilling or unable to accept the risk that the Notes may be automatically called prior to scheduled maturity

•                 You seek an investment for which there will be an active secondary market or and/or you are unable or unwilling to hold the Notes to maturity if they are not automatically called

•                 You are unwilling or unable to assume our credit risk for all payments on the Notes

•                 You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes.  You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, the prospectus and the index supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

The Call Valuation Dates (including the Final Valuation Date) and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In addition, the Reference Assets and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in each case in the accompanying prospectus supplement.

PPS-3

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE UPON AN AUTOMATIC CALL

The following table illustrates the hypothetical total return on the Notes under various circumstances.  The “total return”, as used in these examples, is the number, expressed as a percentage, that results from comparing the payment per $1,000 principal amount Note upon an automatic call to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences of investing the Notes and make the following key assumptions:

▪                  Hypothetical Initial Level of each Reference Asset: 100.00*

▪                  Redemption Price with respect each Call Valuation Date as set forth on the cover of this preliminary pricing supplement

*The hypothetical Initial Level of 100.00 for each Reference Asset has been chosen for illustrative purposes only. The actual Initial Level for each Reference Asset is as set forth on the cover page of this preliminary pricing supplement.

Example 1: The Notes are automatically called on the first Call Valuation Date.

Call Valuation Date	Is Closing Level of Either Reference Asset Less Than Initial Level?	Are the Notes Automatically Called?	Redemption Price (per $1,000 principal amount Note)
1	No	Yes	$1,052.00

Because the Closing Level of each Reference Asset on the first Call Valuation Date is equal to or greater than its respective Initial Level, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Notes will cease to be outstanding after the Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 5.20%.

Example 2: The Notes are automatically called on the second Call Valuation Date.

Call Valuation Date	Is Closing Level of Either Reference Asset Less Than Initial Level?	Are the Notes Automatically Called?	Redemption Price (per $1,000 principal amount Note)
1	Yes	No	N/A
2	No	Yes	$1,104.00

Because the Closing Level of each Reference Asset on the second Call Valuation Date is equal to or greater than its respective Initial Level, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Notes will cease to be outstanding after the Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 10.40%

Example 3: The Notes are automatically called on the third Call Valuation Date (the Final Valuation Date).

Call Valuation Date	Is Closing Level of Either Reference Asset Less Than Initial Level?	Are the Notes Automatically Called?	Redemption Price (per $1,000 principal amount Note)
1	Yes	No	N/A
2	Yes	No	N/A
3	No	Yes	$1,156.00

Because the Closing Level of each Reference Asset on the third Call Valuation Date (the Final Valuation Date) is equal to or greater than its respective Initial Level, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date (which will be the Maturity Date).

The total return on investment of the Notes is 15.60%.

PPS-4

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates the hypothetical total return on the Notes under various circumstances.  The “total return”, as used in these examples, is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences of investing the Notes and make the following key assumptions:

▪                  Hypothetical Initial Level of each Reference Asset: 100.00*

▪                  Redemption Price with respect to the Final Valuation Date: $1,156.00 per $1,000 principal amount Note

▪                  Buffer Percentage: 20.00%

▪                  Downside Leverage Factor: 1.25

▪                  The Notes are not automatically called on either of the first two Call Valuation Dates

*The hypothetical Initial Level of 100.00 for each Reference Asset has been chosen for illustrative purposes only. The Initial Level for each Reference Asset is as set forth on the cover of this preliminary pricing supplement.

Final Level		Reference Asset Return
Russell 2000 Index	EAFE ETF	Russell 2000 Index	EAFE ETF	Least Performing Reference Asset	Payment at Maturity(1)	Total Return on the Notes
150.00	165.00	50.00%	65.00%	50.00%	$1,156.00	15.60%
140.00	155.00	40.00%	55.00%	40.00%	$1,156.00	15.60%
160.00	130.00	60.00%	30.00%	30.00%	$1,156.00	15.60%
120.00	150.00	20.00%	50.00%	20.00%	$1,156.00	15.60%
110.00	120.00	10.00%	20.00%	10.00%	$1,156.00	15.60%
105.00	100.00	5.00%	0.00%	0.00%	$1,156.00	15.60%
105.00	95.00	5.00%	-5.00%	-5.00%	$1,000.00	0.00%
90.00	105.00	-10.00%	5.00%	-10.00%	$1,000.00	0.00%
100.00	80.00	0.00%	-20.00%	-20.00%	$1,000.00	0.00%
120.00	70.00	20.00%	-30.00%	-30.00%	$875.00	-12.50%
150.00	60.00	50.00%	-40.00%	-40.00%	$750.00	-25.00%
50.00	60.00	-50.00%	-40.00%	-50.00%	$625.00	-37.50%
120.00	40.00	20.00%	-60.00%	-60.00%	$500.00	-50.00%
115.00	30.00	15.00%	-70.00%	-70.00%	$375.00	-62.50%
20.00	90.00	-80.00%	-10.00%	-80.00%	$250.00	-75.00%
10.00	35.00	-90.00%	-65.00%	-90.00%	$125.00	-87.50%
102.00	0.00	2.00%	-100.00%	-100.00%	$0.00	-100.00%

(1) per $1,000 principal amount Note

Example 1: The Final Level of the Russell 2000 Index is 110.00 and the Final Level of the EAFE ETF is 120.00.

Because the Closing Level of each Reference Asset is equal to or greater than its respective Initial Level on the final Call Valuation Date (the Final Valuation Date), the Notes are subject to an Automatic Call. Accordingly, you will receive a payment at maturity of $1,156.00 per $1,000 principal amount Note that you hold.

The total return on investment of the Notes is 15.60%.

Example 2: The Final Level of the Russell 2000 Index is 90.00 and the Final Level of the EAFE ETF is 105.00.

Because the Closing Level of at least one Reference Asset on the final Call Valuation Date (the Final Valuation Date) is less than its Initial Level, the Notes are not subject to an Automatic Call.

Because the Russell 2000 Index has the lower Reference Asset Return, the Russell 2000 Index is the Least Performing Reference Asset. Because the Reference Asset Return of the Least Performing Reference Asset is not less than -20.00%, you will receive a payment at maturity of $1,000.00 per $1,000 principal amount Note that you hold.

The return on investment of the Notes is 0.00%.

Example 3: The Final Level of the Russell 2000 Index is 150.00 and the Final Level of the EAFE ETF is 60.00.

Because the Closing Level of at least one Reference Asset on the final Call Valuation Date (the Final Valuation Date) is less than its Initial Level, the Notes are not subject to an Automatic Call.

Because the EAFE ETF has the lower Reference Asset Return, the EAFE ETF is the Least Performing Reference Asset. Because the Reference Asset Return of the Least Performing Reference Asset is less than -20.00%, you will receive a payment at maturity of $750.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x (Reference Asset Return of Least Performing Reference Asset + Buffer Percentage) x Downside Leverage Factor]

$1,000 + [$1,000 x (-40.00 + 20.00%) x 1.25] = $750.00

The return on investment of the Notes is -25.00%.

PPS-5

Example 4: The Final Level of the Russell 2000 Index is 50.00 and the Final Level of the EAFE ETF is 60.00.

Because the Closing Level of at least one Reference Asset on the final Call Valuation Date (the Final Valuation Date) is less than its Initial Level, the Notes are not subject to an Automatic Call.

Because the Russell 2000 Index the lower Reference Asset Return, the Russell 2000 Index is the Least Performing Reference Asset. Because the Reference Asset Return of the Least Performing Reference Asset is less than -20.00%, you will receive a payment at maturity of $625.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x (Reference Asset Return of Least Performing Reference Asset + Buffer Percentage) x Downside Leverage Factor]

$1,000 + [$1,000 x (-50.00 + 20.00%) x 1.25] = $625.00

The return on investment of the Notes is -37.50%.

Examples 3 and 4 above demonstrate that, if the Notes are never automatically called, you will lose some or all of the principal amount of your Notes unless the Reference Asset Return of each Reference Asset equals or exceeds -20.00%. Examples 3 and 4 further demonstrate that your investment in the Notes will be exposed on an accelerated basis to the Reference Asset Return of the Least Performing Reference Asset if the Reference Asset Return of such Reference Asset falls below -20.00%, regardless of the performance of the other Reference Asset. You will not benefit in any way from the Reference Asset Return of the other Reference Asset being higher than the Reference Asset Return of the Least Performing Reference Asset.

If your Notes are not automatically called, you may lose up to 100% of the principal amount of your Notes.

PPS-6

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Assets or their components.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•             “Risk Factors—Risks Relating to the Securities Generally”; and

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in a Significant Loss —The Notes do not guarantee any return of principal.  If the Least Performing Reference Asset declines by more than 20.00% from its Initial Level to its Final Level, you will lose 1.25% of the principal amount of your Notes for every 1% that the Reference Asset Return of the Least Performing Reference Asset falls below -20.00%  You may lose up to 100% of the principal amount of your Notes.

•                If Your Notes are not Automatically Called, You Will Lose Some or All of the Principal Amount of Your Notes at Maturity Unless the Reference Asset Return of Each Reference Asset Equals or Exceeds -20.00%—The payment at maturity on your Notes will be less than the principal amount of your Notes unless the Reference Asset Return of each Reference Asset equals or exceeds -20.00%. As described above, if the Reference Asset Return of the Least Performing Reference Asset is less than -20.00%, you will lose 1.25% of the principal amount of your Notes for every 1% that the Reference Asset Return of the Least Performing Reference Asset falls below -20.00%.

•                Potential Return is Limited—If the Notes are automatically called with respect to any Call Valuation Date, you will receive the applicable Redemption Price on the relevant Call Settlement Date, as described on the cover page of this preliminary pricing supplement. You will not participate in any appreciation of the Reference Assets above the returns represented by the applicable Redemption Price, which may be significant. If the Notes are not automatically called, your return on the Notes at maturity will not under any circumstances exceed the principal amount of your Notes and may be significantly less than the principal amount, as described above.

•                Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, the Notes will be automatically called if the Closing Level of each Reference Asset on any Call Valuation Date is equal to its respective Initial Level. Accordingly, the term of the Notes may be as short as approximately six months.

In the event than an Automatic Call occurs on any of the first two Call Valuation Dates, you may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No further payments will be made on the Notes after the relevant Call Settlement Date.  The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•                  Whether or Not the Notes Will be Automatically Called Will Not be Based on the Levels of the Reference Assets at Any Time Other than the Closing Levels on the applicable Call Valuation Date—Whether or not the Notes are automatically called will be based solely on the Closing Levels of the Reference Assets on the relevant Call Valuation Dates.  Accordingly, if the price or level of either Reference Asset drops on any Call Valuation Date such that the Closing Level of such Reference Asset falls below its Initial Level, your Notes will not be called on the relevant Call Valuation Date.

•                  If Your Notes Are Not Automatically Called, the Payment at Maturity is Not Based on the Level of either Reference Asset at any Time Other than the Closing Level of the Least Performing Reference Asset on the Final Valuation Date—The Final Levels and the Reference Asset Returns will be based solely on the Closing Levels of the Reference Assets on the Final Valuation Date.  Accordingly, if the level of the Least Performing Reference Asset drops precipitously on the Final Valuation Date, the payment at maturity that you will receive, if any, may be significantly less than it would have been had your payment at maturity been linked to the level of such Reference Asset at a time prior to such drop.

If your Notes are not automatically called, your payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset.  If the Reference Asset Return of such Reference Asset is not greater than -20.00%, you will lose some or all of the principal amount of your Notes. Your losses will not be limited in any way by virtue of the Reference Asset Return of the other Reference Asset being higher than the Reference Asset Return of the Least Performing Reference Asset.

•                Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any payment upon an Automatic Call or at maturity, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.   In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this preliminary pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power

PPS-7

without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this preliminary pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•                  No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of EAFE ETF or the components of its underlying index or the components of the Russell 2000 Index would have.

•                  Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The level of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations.  The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes.  The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes.  Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of either of the Reference Assets.

•                  Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The value of the EAFE ETF is subject to:

o                Management risk.  This is the risk that the investment strategy for the EAFE ETF, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices.  However, because the EAFE ETF is not “actively” managed, it generally does not take defensive positions in declining markets or would not sell a security because the security’s issuer was in financial trouble. Therefore, the performance of the EAFE ETF could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

o                Derivatives risk.  The EAFE ETF may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives.  A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as commodities.  Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the EAFE ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the EAFE ETF invested only in conventional securities.

o                Tracking and Underperformance Risk (Particularly in Periods of Market Volatility). The performance of the EAFE ETF may not replicate the performance of, and may underperform, its underlying index.  The EAFE ETF will reflect transaction costs and fees that will reduce its relative performance.

Moreover, it is also possible that the EAFE ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index due to differences in trading hours between the EAFE ETF and its underlying index or due to other circumstances. During periods of market volatility, securities underlying the EAFE ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the EAFE ETF and the liquidity of the EAFE ETF may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the EAFE ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the EAFE ETF. As a result, under these circumstances, the market value of the EAFE ETF may vary substantially from the net asset value per share of the EAFE ETF. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

•                The Notes are Subject to Currency Exchange Rate Risk—Because the price of the EAFE ETF is related to the U.S. dollar value of the non-U.S. equity securities held in its portfolio, you will be exposed to the currency exchange rate risk with respect to each of the currencies in which such underlying securities trade. Currency exchange rates may be subject to a high degree of fluctuation based on a number of complex and unpredictable factors. Your net exposure will depend on the extent to which the currencies of the securities held by the EAFE ETF strengthen or weaken against the U.S. dollar and the relative weight those securities in the EAFE ETF’s portfolio. If, taking into account that weighting, the dollar strengthens against the currencies of such securities, the value of that EAFE ETF’s portfolio will be adversely affected, which is expected to have an adverse effect on the price per share of the EAFE ETF, which may have a negative effect on the payment at maturity on your Notes.

•                The Notes are Subject to Non-U.S. Securities Market Risks—The component stocks of the EAFE ETF are issued by non-U.S. companies in non-U.S. securities markets. Securities issued by non-U.S. companies in non-U.S. securities markets may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks than securities issued by U.S. companies, which may have a negative impact on the performance of the financial products linked to such securities, including the Notes. The public availability of information concerning the issuers of the component stocks of the EAFE ETF will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of such component stocks may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

PPS-8

•                The Notes are Subject to Risks Associated with Small Capitalization Stocks—The Russell 2000 Index is intended to track the small capitalization segment of the U.S. equity market. The stock prices of smaller sized companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•                The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•                The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                We and Our Affiliates’  May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

We and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Assets or their components. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the

PPS-9

Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes.  For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes.  As Calculation Agent, we will determine any values of the Reference Assets and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Reference Assets and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•                Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case require you to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity.  The outcome of this process is uncertain.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o              the level of the Russell 2000 Index, the market price of the EAFE ETF and the market price of the components of the Russell 2000 Index

o              the expected volatility of the EAFE ETF, the components of its underlying index, the Russell 2000 Index and the components of the Russell 2000 Index;

o              the time to maturity of the Notes;

o              the dividend rate on the EAFE ETF, the components of its underlying index and the components of the Russell 2000 Index;

o              interest and yield rates in the market generally;

o              a variety of economic, financial, political, regulatory or judicial events;

o              supply and demand for the Notes; and

o              our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-10

INFORMATION REGARDING THE REFERENCE ASSETS

The Russell 2000® Index

The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For more information about the Russell 2000 Index, the index sponsor and license agreement between the index sponsor and the Issuer, please see “Indices—The Russell 2000 Indices” beginning on page S-38 of the accompanying index supplement.

Historical Performance of the Russell 2000 Index

The table below shows the high, low and final Closing Level of the Russell 2000 Index for each of the periods noted below. The graph below graph sets forth the historical performance of the Russell 2000 Index based on daily Closing Levels from January 1, 2012 through May 8, 2017. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2012	846.13	747.28	830.30
June 30, 2012	840.63	737.24	798.49
September 30, 2012	864.70	767.75	837.45
December 31, 2012	852.49	769.48	849.35
March 31, 2013	953.07	872.60	951.54
June 30, 2013	999.99	901.51	977.48
September 30, 2013	1,078.41	989.54	1,073.79
December 31, 2013	1,163.64	1,043.46	1,163.64
March 31, 2014	1,208.65	1,093.59	1,173.04
June 30, 2014	1,192.96	1,095.99	1,192.96
September 30, 2014	1,208.15	1,101.68	1,101.68
December 31, 2014	1,219.11	1,049.30	1,204.70
March 31, 2015	1,266.37	1,154.71	1,252.77
June 30, 2015	1,295.80	1,215.42	1,253.95
September 30, 2015	1,273.33	1,083.91	1,100.69
December 31, 2015	1,204.16	1,097.55	1,135.89
March 31, 2016	1,114.03	953.72	1,114.03
June 30, 2016	1,188.95	1,089.65	1,151.92
September 30, 2016	1,263.44	1,139.45	1,251.65
December 30, 2016	1,388.07	1,156.89	1,357.13
March 31, 2017	1,413.64	1,345.60	1,385.92
May 8, 2017*	1,419.43	1,345.24	1,391.64

*For the period beginning on April 1, 2017 and ending May 8, 2017

Historical Performance of the Russell 2000® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-11

The iShares® MSCI EAFE ETF

We have derived all information contained in this pricing supplement regarding the EAFE ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the EAFE ETF’s prospectus dated December 1, 2016 and other publicly available information.

We have not independently verified the information in the EAFE ETF’s prospectus or any other publicly available information regarding the EAFE ETF.  Such information reflects the policies of, and is subject to change by BlackRock Inc. and its affiliates (collectively, “BlackRock”).  The EAFE ETF is a separate investment portfolio maintained and managed by iShares® Trust.  BlackRock Fund Advisors (“BFA”) is currently the investment adviser to the EAFE ETF.

The EAFE ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EFA”.

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the EAFE ETF.  Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding iShares® Trust, BFA and the EAFE ETF, please see the prospectus for the EAFE ETF.  In addition, information about iShares® and the EAFE ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com.  We have not undertaken any independent review or due diligence of the SEC filings of the iShares® Trust, any information contained on the iShares® website or of any other publicly available information about the EAFE ETF.  Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The EAFE ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in developed European, Australasian and Far Eastern markets, as measured by the MSCI EAFE Index. For more information about the MSCI EAFE Index, please see “—The MSCI EAFE Index” below.

As of May 5, 2017, the EAFE ETF’s top five holdings by country were Japan (22.50%), the United Kingdom (17.51%), France (10.57%), Germany (9.53%) and Switzerland (8.77%).  As of May 5, 2017, the EAFE ETF’s top five holdings by sector were Financials (21.20%), Industrials (14.34%), Consumer Discretionary (12.18%), Consumer Staples (11.25%), and Health Care (10.69%).

The EAFE ETF uses a representative sampling indexing strategy to try to track the MSCI EAFE Index.  The EAFE ETF generally invests at least 90% of its assets in securities of the MSCI EAFE Index and depository receipts representing securities in the MSCI EAFE Index.  In addition, the EAFE ETF may invest up to 10% of its assets in other securities, including securities not in the MSCI EAFE Index, but which BFA believes will help the EAFE ETF track such index, futures contracts, options on futures contracts, other types of options and swaps related to the MSCI EAFE Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

As noted above, the EAFE ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the MSCI EAFE Index. Representative sampling means that the EAFE ETF generally invests in a representative sample of securities that collectively has an investment profile similar to that of the MSCI EAFE Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI EAFE Index. The EAFE ETF may or may not hold all of the securities in the MSCI EAFE Index.

Correlation and Tracking Error

The MSCI EAFE Index is a theoretical financial calculation, while the EAFE ETF is an actual investment portfolio. The performance of the EAFE ETF and the MSCI EAFE Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is generally referred to as “tracking error”.

Industry Concentration Policy

The EAFE ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI EAFE Index is concentrated.  For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

The MSCI EAFE Index

The MSCI EAFE Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in certain developed markets.  For more information about the MSCI Indices, generally, and the MSCI EAFE Index specifically, please see “Indices—The MSCI Indices” beginning on page IS-22 of the accompanying index supplement.

PPS-12

Disclaimer

iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Performance of the EAFE ETF

The table below shows the high, low and final Closing Level of the EAFE ETF for each of the periods noted below. The graph below graph sets forth the historical performance of the EAFE ETF based on daily Closing Levels from January 1, 2012 through May 8, 2017. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2012	55.80	49.15	54.90
June 30, 2012	55.51	46.55	49.96
September 30, 2012	55.15	47.62	53.00
December 31, 2012	56.88	51.96	56.82
March 31, 2013	59.89	56.90	58.98
June 30, 2013	63.53	57.03	57.38
September 30, 2013	65.05	57.55	63.79
December 31, 2013	67.06	62.71	67.06
March 31, 2014	68.03	62.31	67.17
June 30, 2014	70.67	66.26	68.37
September 30, 2014	69.25	64.12	64.12
December 31, 2014	64.51	59.53	60.84
March 31, 2015	65.99	58.48	64.17
June 30, 2015	68.42	63.49	63.49
September 30, 2015	65.46	56.25	57.32
December 31, 2015	62.06	57.50	58.75
March 31, 2016	57.80	51.38	57.13
June 30, 2016	59.87	52.64	55.81
September 30, 2016	59.86	54.44	59.13
December 30, 2016	59.20	56.20	57.73
March 31, 2017	62.60	58.09	62.29
May 8, 2017*	65.59	61.44	65.10

*For the period beginning on April 1, 2017 and ending May 8, 2017

Historical Performance of the iShares® MSCI EAFE ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-13

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described below.  This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Reference Assets.  If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, and otherwise should generally be short-term capital gain or loss.  Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

Alternative Treatments.  As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments.  If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes.  Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Assets that is issued by you to us.  You should consult your tax advisor as to the possible consequences of this alternative treatment.

In addition, it is possible that the Call Premium, if received, might be treated as ordinary income, rather than as resulting in capital gain.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Material U.S. Federal Income Tax Consequences—Notes Treated as Prepaid Forward or Derivative Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders. The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Section 871(m) Withholding.”  The Treasury Department has issued regulations under Section 871(m) of the Internal Revenue Code which impose U.S. federal withholding tax on “dividend equivalent” payments made on certain contracts linked to U.S. corporations that are owned by non-U.S. holders.  However, the IRS has issued a Notice which states that the Section 871(m) regulations will only apply to a contract that is issued before January 1, 2018 if the contract is a “delta-one” contract (i.e., a contract that provides for “delta-one” exposure to underlying U.S. corporations).  We have determined that the Notes are not “delta-one” contracts for this purpose, and we therefore believe, and intend to take the position, that payments on the Notes should not be subject to Section 871(m) withholding tax.

In addition, even if the Notes were a delta-one contract, they would generally not be subject to Section 871(m) because they should generally be treated as referencing “qualified indices.”  However, the Notes may not be treated as referencing qualified indices with respect to a holder if the holder holds certain related short positions in the components of the Reference Assets.   In addition, certain combination rules could apply to treat the Notes as a delta-one contract with respect to a particular holder.  Holders are urged to consult their tax advisors regarding the application of Section 871(m) to their Notes, including the possibility that the Section 871(m) anti-abuse rule could apply to their Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-14